Exhibit 99.1

Health Systems Solutions, Inc. Announces Hiring of Outcomes Improvement Strategist Laurie Salmons

TAMPA, Fla, January 16, 2008 - Health Systems Solutions, Inc. (OTCBB: HSSO) today announced that Laurie Salmons, RN, BSN, a healthcare industry leader in the field of outcomes improvement strategies, has joined the company as Senior Director of HSS’ Performance Advisors Group.

Ms. Salmons brings over 25 years of healthcare industry experience to Performance Advisors, most recently as the founder of Outcome Strategies, LLC, a disease management and outcomes management corporation. Previously, she was National Director of Disease Management with Amedisys Home Health Corporation and also worked at Hill-Rom Corporation as a national sales trainer and clinical specialist. She has authored many articles for home care industry publications, as well as lectured on disease management and outcomes strategies throughout the United States.

Health Systems Solutions CEO and Chairman of the Board, Stan Vashovsky states “The ability to attract someone as respected in the industry as Laurie Salmons clearly demonstrates our commitment to offering clients access to the brightest talent in the industry. The Performance Advisors Group is dedicated to increasing clients’ clinical and financial outcome performance through HSS software and consulting services.”

Performance Advisors Group, a consulting service within HSS, consists of experts in clinical practice, evidence based care and data analysis. Performance Advisors can guide clients successfully through the new PPS rule change, provide consistent data analysis resources and prepare them for the performance based payment implementation. Performance Advisors Group creates proven business strategies that deliver peak financial and clinical performance, drive compliance and reduce risks for home health care clients.

“We are confident that Laurie’s industry knowledge, leadership and enhanced perspective will bring added value to our clients and will help identify HSS’ Performance Advisors Group as the market leader in home health care solutions”, says Larry Peregrine, Vice President of Performance Advisors Group.

About Health Systems Solutions, Inc.:

Health Systems Solutions, Inc. (HSS), through its wholly-owned subsidiaries, is a health care technologies solutions provider with a strong emphasis on the home health care and medical staffing market. HSS’ businesses are grouped into two categories: Software and Consulting Services and Health Care Technology Solutions.

Software and Consulting Services include the design, development, and support of management information and business intelligence information technology systems and related services. These products are designed to assist home health care and other related companies to more effectively manage the clinical, operational and financial aspects of their business and to compete effectively in the Medicare, Medicaid, private pay and managed care environments. HSS also provides medical staffing companies with software solutions that track candidate, recruiting, scheduling and back office management.

Our Health Care Technology Solutions business is a solutions provider for those organizations in search of technology innovation and development. Our clients look to HSS to proactively manage critical and complex projects across a wide spectrum of applications.

For more information on HSS:
Michael G. Levine,
Chief Financial Officer and Executive Vice President
Michael.levine@hssonline.net
(813) 261-4143